EXHIBIT 99.1
PROMISSORY NOTE

US$	, 200
                    , California
     FOR VALUE RECEIVED,                                         , a                      (“Maker”), whose address is                                         , promises to pay to the order of SECURED PRINCIPAL, LLC, a Delaware limited liability company, its successor holders and assigns (“Payee”), at                                         , or at such other place as Payee may from time to time designate, the principal sum of                                          /100 U.S. Dollars (US $                    ) (“Loan”), plus interest thereon at the rate of _____ percent (___%) per annum (“Note Rate”) from the date of this Secured Promissory Note (“Note”) until all sums of principal and interest have been paid.
     1. Principal and interest shall be paid as follows:
          (a) Beginning on                     , 20     , and continuing on the same day of each calendar month thereafter, interest and principal shall be paid in equal payments of interest and principal amortized at the Note Rate on the basis of an amortization period of            months ending on                     , 20     .
          (b) All unpaid sums of principal and accrued but unpaid interest due under this Note shall be due and payable on                      20_____ (the “Maturity Date”).
     2. From and after maturity of this Note, whether by acceleration or otherwise, all sums then due and payable under this Note, including all principal and all accrued and unpaid interest, shall bear interest at the Note Rate plus            percent (___%) per annum (the “Default Rate”) until paid in full.
     3. This Note may be prepaid in whole or in part at any time provided that any such prepayment shall be in an amount sufficient to pay all interest accrued under this Note at the Note Rate to the date of prepayment.
     4. If any of the following “Events of Default” occur, at the holder’s option, exercisable in its sole discretion, all sums of interest and principal of this Note (including accumulated deferred interest) shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:
          (a) Maker fails to perform any obligation under this Note to pay principal, interest or any other sums due, and does not cure that failure within five (5) days after the date when due;
          (b) Maker fails to pay all principal and interest on the Maturity Date; or
          (c) A default occurs under Limited Guaranty of even date herewith made by Apartment Assets, LLC in favor of Payee (the “Guaranty”) or any security agreement or instrument (“Security Document”), now or hereafter securing this Note or the Guaranty.
     5. Upon occurrence of any Event of Default, the principal due under this Note shall bear interest at the Default Rate without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.
     6. Maker agrees that upon occurrence of an Event of Default caused by failure of Maker to pay any sum due under this Note within five (5) business days after the date such payment is due, Maker shall pay immediately upon demand a late charge equal to the lesser of five percent (5%) of the delinquent payment or the maximum amount which shall be permitted by applicable law. The late charge shall also be charged with respect to an Event of Default caused by failure to pay principal and interest due on the Maturity Date. Upon the occurrence of an Event of Default due to any failure of Maker to pay any sum due under this Note pursuant to the terms hereof, the holder of this Note will suffer damages in an amount which will be extremely difficult to fix or readily ascertain; therefore, the late charge provided herein represents liquidated damages as a fair approximation of such damages which the holder of this Note would incur. Notwithstanding the foregoing, the late charge shall not limit the Note holder’s right to compel prompt performance of any obligation or to exercise any other remedy under this Note, the Guaranty or any other Security Document.
     7. If a court of competent jurisdiction determines that performance of any obligation in connection with this Note violates any law regarding the maximum amount which may be paid as interest, then Maker’s obligations under this Note shall be reduced to the extent necessary to comply with such law. If Payee receives, as interest, any amount that exceeds the highest rate of interest permitted by law, then the amount that would be excessive interest shall be applied to reduce the unpaid principal balance due under this Note, and not to the payment of interest. If any excessive interest exceeds the unpaid principal balance of this Note, then such excessive interest shall be refunded by Payee to Maker. Maker hereby waives any damages or recovery in excess of the remedy provided in this Note for reduction of the principal balance of this Note and/or a refund to the extent interest is determined to be in excess of the maximum rate permitted by law.
     8. All amounts payable under this Note are payable in lawful money of the United States. Checks constitute payment only at the time collected in the bank account of Payee. At the option of Payee, all sums due under this Note shall be paid by federal wire transfer in accordance with written instructions delivered to Maker.
     9. Maker warrants that the Loan is primarily for commercial, industrial or business purposes and is not primarily for personal, family or household purposes.
     10. Maker agrees to pay or reimburse Payee immediately upon demand for all costs incurred in enforcing or collecting on this Note, including all attorneys’ fees.
     11. If any lawsuit is commenced which arises out of, or which relates to, this Note or the Guaranty or any other Security Document, the prevailing party shall be entitled to recover from the other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees in the action, reference or arbitration, in addition to costs and expenses otherwise allowed by law.
     12. This Note is governed by the laws of the State of California.
     13. Maker agrees that the holder of this Note may accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note, all without notice to Maker and without affecting the liability of Maker.
     14. Every person or entity at any time liable for the payment of the indebtedness evidenced hereby waives any notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.
     15. This Note inures to and binds the heirs, successors and assigns of Maker and Payee. Payee may negotiate or assign its rights under this Note. However, Maker may not assign any rights under this Note without Payee’s prior written consent.
     16. If Payee delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Payee’s rights, or of any breach of this Note, or any default or failure of condition under this Note. No waiver by Payee of any of its rights, or of any breach of this Note, or any default or failure of condition under this Note shall be effective, unless the waiver is expressly stated in a writing signed by Payee. All of Payee’s remedies in connection with this Note or under applicable law shall be cumulative, and Payee’s exercise of any one or more of those remedies shall not constitute an election of remedies.
     17. As used in this Note, the terms “Payee,” “holder” and “holder of this Note” are interchangeable. As used in this Note, the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”
     18. Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.
     19. Time is strictly of the essence under this Note and any amendment, modification or revision hereof.
     20. If more than one person or entity are signing this Note as Maker, their obligations under this Note are joint and several.

     21. Each of the undersigned individuals executing this Note on behalf of any entity hereby represents and warrants that (a) such individual has the authority to bind such entity under this Note; (b) all approvals and consents required to bind such entity have been obtained and no further approvals or consents are required to take such action to bind such entity; and (c) such entity has the power to execute and deliver this Note.

“Maker”
,

(a)n

By:

Name:

Its:

By:

Name:

Its:

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